EXHIBIT 99.1

FOR IMMEDIATE RELEASE	January 26, 2005

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS

NET EARNINGS FOR FISCAL YEAR ENDED DECEMBER 31, 2004

Stamford, CT., January 26, 2005 — Jay M. Forgotson, President and CEO of Cornerstone Bancorp, Inc. (the “Bancorp”) reports consolidated earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”).

Net interest income was $8,811,000 for 2004, representing an increase of 12.6% compared to last year. The Bancorp’s net interest spread and net interest margin increased to 4.01% and 4.40% respectively in 2004 from 3.42% and 3.90% respectively in 2003.

Net income for the year ended December 31, 2004 was $2,427,000, a 51.5% increase compared to net income of $1,602,000 in 2003. Net income for 2004 included an after-tax recovery of $424,000 recovery of principal, interest and late charges on loans to a single borrower that had been charged off in 2000. In addition, insurance proceeds, from a key man life insurance policy, net of related increases in benefit accruals, resulted in net income of approximately $342,000. Net income for the fiscal year ended December 31, 2004 represented $1.88 earnings per diluted share, compared to $1.28 earnings per diluted share in 2003.

Total net loans stand at $132,611,000 at year end 2004 compared to $119,868,000 at year end 2003 an increase of 10.6%.

Deposits decreased by 10.9% to $177,128,000 at December 31, 2004 compared to $198,718,000 at December 31, 2003. Total assets on a year-to-year basis decreased to $211,798,000 at December 31, 2004 compared to $225,867,000 a year ago, a decrease of 6.2%.

For the Quarter ended December 31, 2004, net income was $414,000 as compared with $321,000 for the fourth quarter of 2003. This 29% increase in net income was primarily the result of a 26% increase in net interest income for the period.

On December 15, 2004, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The dividend was paid on January 15, 2005 to stockholders of record as of the close of business on December 31, 2004.

The Bancorp has paid cash dividends each quarter dating back to its first dividend in February 1995 when it was listed on the American Stock Exchange.

In Connecticut, Cornerstone Bank operates from three full service locations in Stamford, a full service location in Greenwich, a full service location and a business development office in Norwalk, a full service location in Westport and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Year Ended December 31,	2004	2003
Total Interest Income	$11,148,000	$10,837,000
Net Interest Income	8,811,000	7,822,000
Provision for Loan Losses	(434,000)	96,000
Non-interest Income	2,623,000	2,514,000
Non-interest Expense	8,289,000	7,635,000
Income Before Taxes	3,579,000	2,605,000
Income Tax Expense	1,152,000	1,003,000
Net Income	2,427,000	1,602,000
Basic Earnings Per Share	2.00	1.33
Diluted Earnings Per Share	1.88	1.28

Three Months Ended December 31,	2004	2003
Total Interest Income	$2,916,000	$2,587,000
Net Interest Income	2,362,000	1,874,000
Provision for Loan Losses	95,000	(79,000)
Non-interest Income	521,000	528,000
Non-interest Expense	2,217,000	1,959,000
Income Before Taxes	571,000	522,000
Income Tax Expense	157,000	201,000
Net Income	414,000	321,000
Basic Earnings Per Share	0.34	0.27
Diluted Earnings Per Share	0.32	0.26

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this press release speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.